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Exhibit 4.2

HARVEST ENERGY TRUST

INFORMATION CIRCULAR — PROXY STATEMENT

FOR THE ANNUAL AND SPECIAL MEETING OF UNITHOLDERS
TO BE HELD ON TUESDAY, JUNE 22, 2004

SOLICITATION OF PROXIES

        This Information Circular — Proxy Statement is furnished in connection with the solicitation of proxies by the management of Harvest Operations Corp. ("Harvest Management"), for use at the Harvest Energy Trust (the "Trust") Annual and Special Meeting (the "Meeting") of the holders (the "Unitholders") of trust units ("Trust Units") of the Trust to be held on the 22nd day of June, 2004, at 3:00 p.m. (Calgary time) in the Royal Room, Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta, and at any adjournment thereof, for the purposes set forth in the Notice of Annual and Special Meeting.

        Instruments of Proxy must be received by Valiant Trust Company ("Valiant"), 510, 550 - 6th Avenue S.W., Calgary, Alberta, T2P 0S2, before 4:30 p.m. (Calgary time) on June 18, 2004. Valiant, the trustee of the Trust (the "Trustee"), has fixed the record date for the Meeting at the close of business on May 21, 2004 (the "Record Date"). Only Unitholders of record as at the Record Date are entitled to receive notice of the Meeting. Unitholders of record will be entitled to vote those Trust Units included in the list of Trust Units entitled to vote at the Meeting prepared as at the Record Date, even though the Unitholder has since that time disposed of his or her Trust Units. No Unitholder who became a Unitholder after the Record Date shall be entitled to vote at the Meeting.

        The instrument appointing a proxy shall be in writing and shall be executed by the Unitholder or his attorney authorized in writing or, if the Unitholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

        The persons named in the enclosed form of proxy are directors or officers of Harvest Operations Corp. Each Unitholder has the right to appoint a proxyholder other than the persons designated in the proxy, who need not be a Unitholder, to attend and to act for the Unitholder and on behalf of the Unitholder at the Meeting. To exercise such right, the names of the nominees of Harvest Management should be crossed out and the name of the Unitholder's appointee should be legibly printed in the blank space provided.

NOTICE TO BENEFICIAL HOLDERS OF TRUST UNITS

        The information set forth in this section is of significant importance to many Unitholders of the Trust, as a substantial number of the Unitholders of the Trust do not hold Trust Units in their own name. Unitholders who do not hold their Trust Units in their own name (referred to herein as "Beneficial Unitholders") should note that only proxies deposited by Unitholders whose names appear on the records of the Trust as the registered holders of Trust Units can be recognized and acted upon at the Meeting. If Trust Units are listed in an account statement provided to a Unitholder by a broker, then in almost all cases those Trust Units will not be registered in the Unitholder's name on the records of the Trust. Such Trust Units will more likely be registered under the name of the Unitholder's broker or an agent of that broker. In Canada, the vast majority of such Trust Units are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities Limited, which acts as nominees for many Canadian brokerage firms). Trust Units held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Unitholder. Without specific instructions, the broker/nominees are prohibited from voting Trust Units for their clients. The Trust does not know for whose benefit the Trust Units registered in the name of CDS & Co. are held.

        Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Unitholders in advance of unitholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Unitholders in order to ensure that their Trust Units are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Unitholder by its broker is identical to the form of proxy provided to registered Unitholders; however, its purpose is limited to instructing the registered Unitholder how to vote on behalf of the Beneficial Unitholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications. ADP Investor Communications typically mails a scannable Voting Instruction Form in lieu of the form of proxy. The Beneficial Holder is requested to complete and return the Voting Instruction Form to them by mail or facsimile. Alternatively the Beneficial Holder can call a toll-free telephone number to vote the Trust Units held by the Beneficial Holder. ADP Investor Communications then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Trust Units to be represented at the Meeting. A Beneficial Unitholder receiving a Voting Instruction Form cannot use that Voting Instruction Form to vote Trust Units directly at the Meeting as the Voting Instruction Form must be returned as directed by ADP Investor Communications well in advance of the Meeting in order to have the Trust Units voted.

REVOCABILITY OF PROXY

        A Unitholder who has submitted a proxy may revoke it at any time prior to the exercise thereof. If a person who has given a proxy attends at the Meeting in person at which such proxy is to be voted, such person may revoke the proxy and vote in person. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the Unitholder or his attorney authorized in writing or, if the Unitholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized and deposited either at the head office of Harvest Operations Corp. at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof, and upon either of such deposits, the proxy is revoked.

PERSONS MAKING THE SOLICITATION

        The solicitation is made on behalf of Harvest Management.    The costs incurred in the preparation and mailing of the Instrument of Proxy, Notice of Annual and Special Meeting and this Information Circular — Proxy Statement will be borne by the Trust. In addition to solicitation by mail, proxies may be solicited by personal interviews, telephone or other means of communication and by directors, officers and employees of Harvest Operations Corp., who will not be specifically remunerated therefor.

EXERCISE OF DISCRETION BY PROXY

        The Trust Units represented by proxy in favour of the Harvest Management nominees shall be voted on any ballot at the Meeting and, where the Unitholder specifies a choice with respect to any matter to be acted upon, the Trust Units shall be voted on any ballot in accordance with the specification so made.

        In the absence of such specification, the Trust Units will be voted in favour of the matters to be acted upon. The persons appointed under the Instrument of Proxy furnished by the Trust are conferred with discretionary authority with respect to amendments or variations of those matters specified in the Instrument of Proxy and Notice of Annual and Special Meeting. At the time of printing this Information Circular — Proxy Statement, Harvest Management knows of no such amendment, variation or other matter.

VOTING TRUST UNITS AND PRINCIPAL HOLDERS THEREOF

        The Trust was formed pursuant to the provisions of a trust indenture dated July 10, 2002 as amended and restated as of July 10, 2003, between the Trustee and Harvest Operations Corp. (the "Trust Indenture").

        The Trust is authorized to issue an unlimited number of Trust Units. As at May 12, 2004, approximately 17,310,495 Trust Units were issued and outstanding. At the Meeting, upon a show of hands, every Unitholder present in person or represented by proxy and entitled to vote shall have one vote. On a poll or ballot, every Unitholder present in person or by proxy has one vote for each Trust Unit of which such Unitholder is the registered holder. All votes on special resolutions are by a ballot and no demand for a ballot is necessary.

        When any Trust Unit is held jointly by several persons, any one of them may vote at the Meeting in person or by proxy in respect of such Trust Unit, but if more than one of them are present at the Meeting in person or by proxy, and such joint owners of the proxy so present disagree as to any vote to be cast, the joint owner present or represented whose name appears first in the register of Unitholders maintained by the Trustee is entitled to cast such vote.

        To the best of the knowledge of the directors and officers of Harvest Operations Corp., the only person that owns, directly or indirectly, or exercises control or direction over Trust Units carrying more than 10% of the votes attached to all of the issued and outstanding Trust Units which may be voted at the Meeting, is as follows:

Name of Unitholder	Type of Ownership	Number of Trust Units Owned	Percentage of Outstanding Trust Units
M. Bruce Chernoff(1)	Direct and Beneficial	5,222,723	30.2%
Acuity Investment Management Inc.	Direct and Beneficial	2,009,600	11.6%

Note:

(1)
Includes 152,990 Trust Units owned by Caribou Capital Corp., a company controlled by Mr. Chernoff.

        The percentage of Trust Units that are owned, directly or indirectly, by all directors and officers of Harvest Operations Corp. as a group is approximately 37.9% (6,555,831 Trust Units).

QUORUM FOR MEETING

        At the Meeting, a quorum shall consist of two or more persons either present in person or represented by proxy and representing in the aggregate at least 10% of the outstanding Trust Units. If a quorum is not present at the Meeting within one half hour after the time fixed for the holding of the Meeting, it shall stand adjourned to such day being not less than fourteen (14) days later and to such place and time as may be determined by the Chairman of the Meeting. At such adjourned Meeting, the Unitholders present either personally or by proxy shall form a quorum. In the case of a meeting, at which a special resolution is under consideration, such adjournments are required to be for not less than 21 days and notice to be given at least 10 days prior to the date of the adjourned meeting.

APPROVAL REQUIREMENTS

        All of the matters to be considered at the Meeting are ordinary resolutions requiring approval by more than 50% of the votes cast in respect of the resolution by or on behalf of Unitholders present in person or represented by proxy at the Meeting except for the Harvest Share Resolution (as hereinafter defined), which requires approval by a special resolution. A special resolution requires the approval of not less than 66 2/3% of the votes cast in respect of the resolution by or on behalf of Unitholders present in person or represented by proxy at the Meeting.

MATTERS TO BE ACTED UPON AT MEETING

1.     Appointment of the Trustee

        The Trust Indenture provides that the Unitholders shall, at each annual meeting, re-appoint or appoint a successor to the Trustee. Accordingly, Unitholders will consider an ordinary resolution to re-appoint Valiant as trustee of the Trust to hold office until the end of the next annual meeting. Valiant has been trustee of the Trust since September 27, 2002.

2.     Election of Directors of Harvest Operations Corp.

        The articles of Harvest Operations Corp. provide for a minimum of one (1) director and a maximum of eleven (11) directors. There are currently five (5) directors. Unitholders are entitled to select all of the members of the Board of Directors of Harvest Operations Corp. (the "Board") by a vote of Unitholders at a meeting of Unitholders held in accordance with the Trust Indenture. Following such meeting the Trustee shall elect the individuals so selected by the Unitholders to the Board of Directors of Harvest Operations Corp.

        The five (5) nominees for election as directors of Harvest Operations Corp. are as follows:

  John A. Brussa
  M. Bruce Chernoff
  Hank B. Swartout
  Verne G. Johnson
  Hector J. McFadyen

        The names and municipalities of residence of the five (5) persons nominated for election as directors of Harvest Operations Corp. by Unitholders, the number of Trust Units of the Trust beneficially owned, directly or indirectly, or over which each exercises control or direction, the offices held by each in Harvest Operations Corp., the period served as director and the principal occupation of each are as follows:

Name and Municipality of Residence	No. of Trust Units Beneficially Owned or Controlled(1)		Offices Held and Time as a Director	Principal Occupation
John A. Brussa(2)(4) Calgary, Alberta	241,600		Director since August 28, 2002	Barrister and Solicitor; Partner of Burnet, Duckworth & Palmer LLP (a law firm).
M. Bruce Chernoff(3)(4) Calgary, Alberta	5,222,723	(5)	Chairman of the Board and Director since May 17, 2002	Professional Engineer; Chairman of Harvest Operations Corp.; President and Director of Caribou Capital Corp. (a private investment management company) since June 1999; from April 2000 to October 2001, Executive Vice President and Chief Financial Officer of Petrobank Energy and Resources Ltd. (a public oil and natural gas company); from February to June 1999, Executive Vice President and Chief Financial Officer of Pacalta Resources Ltd. ("Pacalta") (a public oil and natural gas company); prior thereto, Executive Vice President of Pacalta.
Hank B. Swartout(3) Calgary, Alberta	628,774		Director since December 10, 2002	Chairman, President and Chief Executive Officer of Precision Drilling Corporation since July, 1987.
Verne G. Johnson(2)(3) Calgary, Alberta	20,000		Director since August 28, 2002	President of KristErin Resources Inc., a private family company since January 2000; Senior Vice President, Funds Management of Enerplus Resources Group from 2000 to 2002; prior thereto, President and Chief Executive Officer of AltaQuest Energy Corporation from 1999 to 2000; prior thereto, President of Ziff Energy Group (an energy consulting company) from 1997 to 1999; prior thereto, President and Chief Executive Officer of ELAN Energy Inc. (a public oil and natural gas company) from 1989 to 1997.
Hector J. McFadyen(2)(4) Calgary, Alberta	20,000		Director since August 28, 2002	Independent businessman and Director of Hunting PLC (a UK based public oil and natural gas company); director of Computershare Trust Company of Canada (a private Canadian company that manages the administration of shareholder and employee records from public and private companies throughout North America); director of Aluma Systems (a private Canadian company providing industrial and concrete construction services); formerly, President, Midstream Division, Alberta Energy Company Ltd. (a public oil and natural gas company).

Notes:

(1)
Represents all Trust Units held directly or indirectly or over which such person exercises control or direction. Based upon information provided by the director or officer to Harvest Operations Corp. by the nominees.

(2)
Member of the Audit and Corporate Governance Committee.

(3)
Member of the Reserves, Safety and Environment Committee.

(4)
Member of the Compensation Committee.

(5)
Includes 152,990 Trust Units held by Caribou Capital Corp., a company controlled by Mr. Chernoff.

(6)
Harvest Operations Corp. does not have an executive committee.

3.     Appointment of the Auditor of the Trust

        The Trust Indenture provides that the auditors of the Trust will be selected at each annual meeting of Unitholders. Accordingly, Unitholders will consider an ordinary resolution to appoint the firm of KPMG LLP, Chartered Accountants, Calgary, Alberta, to serve as auditors of the Trust until the next annual meeting of the Unitholders. KPMG LLP has been the Trust's auditors since June 12, 2002.

4.     Amendment of Trust Unit Incentive Plan

        Unitholders will be asked at the Meeting to consider, and if thought fit, ratify and approve certain amendments to the Trust Unit Incentive Plan of the Trust (the "Unit Incentive Plan"). The Unit Incentive Plan, in its current form, was last ratified by Unitholders on June 12, 2003. As at the date hereof, the Unit Incentive Plan, as previously adopted by the Board and approved by the Unitholders, provides that the aggregate number of Trust Units issuable under the Unit Incentive Plan not exceed 1,121,000 Trust Units. The approval of Unitholders is required to be obtained if the number of Trust Units which can be issued under the Unit Incentive Plan is increased.

        As at the date hereof, rights to purchase 1,087,725 Trust Units are presently outstanding under the Unit Incentive Plan (representing approximately 6.28% of the Trust Units outstanding), rights to purchase 6,250 Trust Units have been exercised and rights to acquire 27,025 Trust Units have not yet been granted. The Board is proposing to increase the maximum number of Trust Units which may, from time to time, be issued under the Unit Incentive Plan from 1,121,000 to 1,487,250 Trust Units, subject to regulatory and Unitholder approval. This amendment will permit the granting of rights to acquire an additional 366,250 Trust Units in accordance with the Unit Incentive Plan.

        The effect of the increase in the maximum number of Trust Units issuable pursuant to the Unit Incentive Plan as aforesaid is that the number of Trust Units which will be available for the grant of rights (rights to acquire 393,275 Trust Units) together with the number of rights to acquire Trust Units which have been granted and are outstanding (rights to acquire 1,087,725 Trust Units) will bring the total number of Trust Units which are potentially issuable under the Unit Incentive Plan to 1,481,000 Trust Units which represents 8.56% of the presently outstanding Trust Units.

        The Board has determined that the increase is necessary due to increases in the outstanding number of Trust Units and in order to assist in attracting and retaining qualified personnel.

        At the Meeting, Unitholders will be asked to consider and, if thought fit, to approve the following resolution of Unitholders to approve the amendment of the Unit Incentive Plan:

      "BE IT RESOLVED as an ordinary resolution of the Unitholders of Harvest Energy Trust that the maximum number of Trust Units issuable under the Trust Unit Incentive Plan of Harvest Energy Trust be increased by 393,275 Trust Units to a cumulative maximum number of 1,487,250 Trust Units be and the same is hereby ratified, approved and authorized."

        The Board believes that the above resolution is in the best interests of the Trust and recommends that Unitholders vote in favour of the resolution.

        The persons named in the Instrument of Proxy furnished by Harvest Management intend, unless otherwise directed, to vote in favour of the resolution approving the amendment to the Unit Incentive Plan.

5.     Adoption of Unit Award Incentive Plan

        Unitholders will be asked at the Meeting to consider, and if thought fit, ratify and approve a unit award incentive plan (the "Unit Award Plan") of the Trust and the issuance of up to 150,000 Trust Units pursuant to the Unit Award Plan, subject to adjustment in accordance with the Unit Award Plan including adjustment for monthly distributions paid on the Trust Units.

        The Board has approved the adoption of the Unit Award Plan which authorizes the Trust to grant awards ("Unit Awards") of restricted Trust Units to directors, officers, employees and consultants ("Service Providers") of the Trust and its affiliates. Unit Awards vest annually over a four-year period and, upon vesting, entitle the holder to receive the number of Trust Units subject to the Unit Award. The Unit Award Plan has been adopted by the Board as an alternative to the Trust's existing Unit Incentive Plan. Grants under the Unit Award Plan will be made primarily to directors, officers and other key employees.

        The Compensation Committee, the Board and Harvest Management have conducted a review of the compensation programs of the Trust and those of similar trusts in both the oil and gas and other industries. The objective of this process was to design a compensation program for the Trust that will provide an effective incentive compensation mechanism and more closely align the interests of management and employees of the Trust with the interests of Unitholders. The Compensation Committee, the Board and Harvest Management determined that the Trust's existing Unit Incentive Plan was not completely effective in achieving these goals and, significantly, was not effective in enabling the Trust to attract and retain key employees in the highly competitive market for qualified personnel in the oil and gas industry. As an alternative and in addition to the Unit Incentive Plan, the Board approved the Unit Award Plan based on the recommendations of the Compensation Committee and Harvest Management.

        The principal purposes of the Unit Award Plan are: to retain and attract qualified Service Providers; to promote a proprietary interest in the Trust by such individuals and to encourage such individuals to remain in the employ of the Trust and put forth maximum efforts for the success for the business of the Trust; and to focus management of the Trust on operating and financial performance and long-term Unitholder returns.

        Under the terms of the Unit Award Plan, any Service Provider may be granted Unit Awards. Each Unit Award will entitle the holder to be issued the number of Trust Units designated in the Unit Award and such Trust Units will vest and be issued as to one-fourth on each of the first, second, third and fourth anniversary dates of the date of grant.

        A holder of a Unit Award may elect, subject to the consent of the Board, to receive an amount in cash equal to the aggregate then current market value of the Trust Units to which the holder is entitled under his or her Unit Award in lieu of the issue of Trust Units under such Unit Award. The amount payable to the holder is based on the closing price of the Trust Units on the Toronto Stock Exchange (the "TSX") on the trading day immediately preceding the issue date of the Trust Units. If the Trust and the holder so agree, this amount may be satisfied in whole or in part by Trust Units acquired by the Trust on the TSX provided that the total number of Trust Units that may be so acquired on the TSX within any twelve month period may not exceed 5% of the outstanding Trust Units at the beginning of the period and within any 30 day period may not exceed 2% of the outstanding Trust Units at the beginning of the period.

        The Unit Award Plan provides for cumulative adjustments to the number of Trust Units to be issued pursuant to Unit Awards on each date that distributions are paid in respect of the Trust Units by an amount equal to a fraction having as its numerator the amount of the distribution per Trust Unit multiplied by the number of Trust Units issuable immediately prior to the distribution payment date and having as its denominator the fair market value, as calculated under the Unit Award Plan, of the Trust Units.

        In the event of a "Change of Control" of the Trust, as defined in the Unit Award Plan, the vesting provisions attaching to the Unit Awards are accelerated and all unexercised Unit Awards will be issued immediately prior to the date upon which the change of control is completed. The Unit Award Plan also provides for the vesting and/or termination of Unit Awards in the event of the cessation of employment or death of a holder.

        As discussed above, the Unit Award Plan is intended as an alternative and in addition to the existing Unit Incentive Plan of the Trust. Rights which have been granted pursuant to the Unit Incentive Plan and remain outstanding will not be affected by the implementation of the Unit Award Plan. As at May 12, 2004, rights to acquire 1,087,725 Trust Units are outstanding pursuant to the Unit Incentive Plan.

        The issuance of Trust Units under the Unit Award Plan is subject to the receipt of all regulatory approvals, including, without limitation, the approval of the TSX.

        The Unit Award Plan provides that the maximum number of Trust Units reserved for issuance from time to time pursuant to Unit Awards shall not exceed 150,000, subject to adjustment in accordance with the Unit Award Plan including adjustments for monthly distributions paid on the Trust Units. After giving effect to the implementation of the Unit Award Plan, the Trust will have an aggregate of 1,731,000 Trust Units reserved for issuance pursuant to all unit compensation arrangements (which represents 10.0% of the presently outstanding Trust Units) including 1,481,000 Trust Units reserved under the Unit Incentive Plan (see "- Amendment of Trust Unit Incentive Plan"), 150,000 Trust Units reserved under the Unit Awards Plan and 100,000 Trust Units reserved under the Directors and Officers Compensation Plan (see "- Adoption of Directors and Officers Compensation Plan").

        A copy of the Unit Award Plan is attached hereto as Schedule "A".

        At the Meeting, Unitholders will be asked to consider and, if thought fit, to approve the following resolution of disinterested Unitholders to approve the adoption of the Unit Award Plan:

      "BE IT RESOLVED as an ordinary resolution of disinterested unitholders of Harvest Energy Trust that the unit award incentive plan of Harvest Energy Trust, in substantially the form attached to Harvest Energy Trust's Information Circular — Proxy Statement dated May 12, 2004, including the issuance of Trust Units pursuant thereto, be and the same is hereby ratified, approved and authorized."

        The Board believes that the above resolution is in the best interests of the Trust and recommends that Unitholders vote in favor of the resolution.

        In order for the foregoing resolution to be passed, it must be approved by a simple majority of the votes cast by Unitholders who vote in person or by proxy at the Meeting excluding votes attaching to Trust Units beneficially owned by individuals who will be entitled to receive Unit Awards and who are "insiders" (as such meaning is defined in the Securities Act (Ontario), as well as "associates" (as such meaning is defined in the Securities Act (Ontario)) of grantees. At the Meeting, the Trustee will be directed to exclude votes on this resolution by such insiders and their associates, which insiders and their associates hold an aggregate 6,555,831 Trust Units.

        The persons named in the Instrument of Proxy furnished by Harvest Management intend, unless otherwise directed, to vote in favour of the resolution approving the Unit Award Plan.

6.     Adoption of Directors and Officers Compensation Plan

        Unitholders will be asked at the Meeting to consider and, if thought fit, ratify and approve a directors and officers compensation plan (the "Directors and Officers Compensation Plan") and the issuance of up to 100,000 Trust Units pursuant to the Directors and Officers Compensation Plan, subject to adjustment in accordance with the Directors and Officers Compensation Plan including adjustment for monthly distributions paid on the Trust Units.

        The Board has approved the adoption of the Directors and Officers Compensation Plan in order to provide effective incentives for the directors and officers of Harvest Operations Corp. to promote the success and business of Harvest Operations Corp. and to reward such directors and officers in relation to the long-term performance and growth of Harvest Operations Corp. by encouraging ownership of Trust Units of the Trust.

        There are two components to the Directors and Officers Compensation Plan: (i) a deferred grant to directors of the Corporation of such number of Trust Units per calendar year which is approved by the Board from time to time; and (ii) a deferred grant to officers of the Corporation who are approved by the Board of such number of Trust Units per calendar year as is approved by the Board. Compensation is payable pursuant to the Directors and Officers Compensation Plan in the form of a deferred grant of Trust Units.

        A director or officer of Harvest Operations Corp. will not be entitled to elect to be issued any of the Trust Units which he or she has been granted until a period of three years has passed since the date of grant of such Trust Units or until the director or officer ceases to be a director or officer of Harvest Operations Corp., whichever is earlier. Notwithstanding the foregoing, however, each director or officer who is eligible to receive a deferred grant of Trust Units pursuant to the Directors and Officers Compensation Plan has the right to elect in writing, prior to the grant to him or her of a deferred grant of Trust Units in any year, that the Trust Units to be issued to him or her under the Directors and Officers Compensation Plan will be issued on December 31 of the year in which such grant of Trust Units is made to him or her. Trust Units which a director or officer is entitled to receive pursuant to the Directors and Officers Compensation Plan will not be issued until the Director or Officer has delivered to Harvest Operations Corp. an election in writing that the Trust Units be issued together with payment to the Trust in the amount specified in the Directors and Officers Compensation Plan. A director or officer shall have no right to receive Trust Units granted to him or her which have not been exercised and issued on the date that is five years following the date of grant.

        The Directors and Officers Compensation Plan provides that the number of Trust Units that are issuable to a director or officer pursuant to the Directors and Officers Compensation Plan shall be increased on each date on which a cash distribution is paid to Unitholders by an amount equal to the product of the number of the Trust Units which remain issuable and the fraction which has as its numerator the cash distribution paid, expressed as an amount per Trust Unit multiplied by the number of Trust Units issuable immediately prior to the distribution payment date and which has as its denominator the fair market value, as determined under the Directors and Officers Compensation Plan, of Trust Units on the TSX.

        The issue of Trust Units under the Directors and Officers Compensation Plan is subject to the receipt of all regulatory approvals, including, without limitation, the approval of the TSX.

        Subject to the receipt of all regulatory approvals, including, without limitation, the approval of the TSX and subject to the receipt of Unitholders at this Meeting, the Directors and Officers Compensation Plan will be effective on December 15, 2003 in respect of deferred grants to directors of Harvest Operations Corp., and effective on January 1, 2004 in respect of grants to officers of Harvest Operations Corp.

        The total number of Trust Units issuable pursuant to the Directors and Officers Compensation Plan shall not exceed 100,000, subject to adjustment in accordance with the Directors and Officers Compensation Plan, including adjustments for monthly distributions paid on the Trust Units.

        A copy of the Directors and Officers Compensation Plan is attached hereto as Schedule "B".

        At the Meeting, Unitholders will be asked to consider and, if thought fit, to approve the following resolution of disinterested Unitholders to approve the adoption of the Directors and Officers Compensation Plan:

      "BE IT RESOLVED as an ordinary resolution of disinterested Unitholders of Harvest Energy Trust that the Directors and Officers Compensation Plan in substantially the form attached to Harvest Energy Trust's Information Circular — Proxy Statement dated May 12, 2004, including the issuance of Trust Units pursuant thereto be and the same is hereby ratified, approved and authorized."

        The Board believes that the above resolution is in the best interests of the Trust and recommends that Unitholders vote in favour of the resolution.

        In order for the foregoing resolution to be passed, it must be approved by the simple majority of the votes cast by Unitholders who vote in person or by proxy at the Meeting, excluding votes attaching to Trust Units beneficially owned by the directors and officers of Harvest Operations Corp. as well as "associates" (as such meaning is defined in the Securities Act (Ontario)) of such persons. At the Meeting, the Trustee will be directed to exclude votes on this resolution by the directors and officers of Harvest Operations Corp. and their associates, which persons and their associates hold an aggregate 6,555,831 Trust Units.

        The persons named in the instrument of proxy furnished by Harvest Management intend, unless otherwise directed, to vote in favour of the resolution approving the Directors and Officers Compensation Plan and the issuance of Trust Units pursuant thereto.

7.     New Class of Shares for Harvest Operations Corp.

        Harvest Management has presented to the Board of Directors of Harvest Operations Corp. a proposal to amend the Articles of Harvest Operations Corp. to create an unlimited number of exchangeable shares, issuable in series, and after considering such proposal the Board of Directors of Harvest Operations Corp. has determined to place before the Unitholders a special resolution approving such amendment.

        The authorized capital of Harvest Operations Corp. currently consists of an unlimited number of common shares and an unlimited number of first preferred shares. In addition, at the Annual and Special Meeting of Unitholders held June 12, 2003, Unitholders also approved a special resolution to amend the articles of Harvest Operations Corp. to create a class of non-voting common shares, issuable in series.

        In order to provide for further flexibility in acquisition and capital raising opportunities, the Board of Directors of Harvest Operations Corp. recommends amending the Articles of Harvest Operations Corp. to create a new class of exchangeable shares, issuable in series (the "Exchangeable Shares"). The Exchangeable Shares will entitle the holder to exchange each Exchangeable Share at any time into Trust Units of the Trust based on an exchange ratio which is then in effect, such exchange ratio being initially one and adjusted thereafter to reflect distributions paid on Trust Units in a given month and the current market price of the Trust Units. The Exchangeable Shares will provide holders with a security having economic, ownership and voting rights which are substantially equivalent to those of Trust Units of the Trust. The Exchangeable Shares will be provided equivalent voting rights as Unitholders through special voting rights issued by the Trust (the creation of which special voting rights were also approved by Unitholders at the Annual and Special Meeting of Unitholders held June 12, 2003). The rights, privileges and restrictions and conditions of each series of Exchangeable Shares will be determined by the Board of Directors at the time of creation of each such series. The Exchangeable Shares will rank prior to the common shares of Harvest Operations Corp., the non-voting shares of

Harvest Operations Corp., the first preferred shares of Harvest Operations Corp. and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation dissolution or winding up of Harvest Operations Corp.

        The Trust Indenture provides that the Trustee shall not be permitted to amend the Articles of Harvest Operations Corp. to change its authorized share capital without the approval of Unitholders by a special resolution at a meeting of Unitholders called for that purpose. Accordingly, at the Meeting, Unitholders will be asked to consider and, if thought fit, to approve the following special resolution (the "Harvest Share Resolution") to authorize the amendment of the Articles of Harvest Operations Corp.:

      "BE IT RESOLVED as a special resolution of Unitholders of Harvest Energy Trust that:

      1.     the articles of incorporation of Harvest Operations Corp. ("Harvest") be amended pursuant to Section 173(1)(d) of the Business Corporations Act (Alberta) to create a new class of exchangeable shares, issuable in series (the "Exchangeable Shares") having the rights, privileges and restrictions as approved by the Board of Directors of Harvest including those described in the Information Circular — Proxy Statement of Harvest Energy Trust dated May 12, 2004;

      2.     subject to the implementation of this special resolution as set forth in paragraph no. 3 below, this special resolution shall be effective as of the date of its approval by the Unitholders; and

      3.     the proper officers of Harvest and/or the Trustee, on behalf of the Trust, be and they are hereby authorized and directed to execute, deliver and file all such documents and other instruments and to otherwise do and perform all such acts and things as they determine to be necessary or desirable for the implementation of this special resolution, at such times as they may determine, provided that the directors of Search may, in their discretion and without further approval of the Unitholders, revoke and rescind this special resolution or any of the amendments to the Trust Indenture contemplated therein before it is acted upon."

        The Board of Directors of Harvest Operations Corp. recommends that Unitholders approve the above resolution. If the resolution is passed, Unitholders are hereby informed that Harvest Operations Corp. will pass a shareholders' resolution in writing to amend the Articles of Harvest Operations Corp. pursuant to the Business Corporations Act (Alberta) to create the new class of Exchangeable Shares.

        In order for the foregoing resolution to be passed, it must be approved by not less than 66 2/3% of the votes cast by Unitholders who vote in person or by proxy at the Meeting.

        The persons named in the Instrument of Proxy furnished by Harvest Management intend, unless other directed, to vote in favour of the resolution authorizing the amendment of the Articles of Harvest Operations Corp. to create the new class of Exchangeable Shares.

REPORT ON EXECUTIVE COMPENSATION

        The Trust's compensation plan for the executive officers of Harvest Operations Corp. has consisted of a combination of base salary, bonuses and the grant of rights under the Trust's Unit Incentive Plan. The Compensation Committee, when making such salary, bonus and other incentive determinations, takes into consideration individual salaries, bonuses and benefits paid to executives of other Canadian conventional oil and natural gas trusts and mid-sized oil and natural gas companies with a view to ensuring that such overall compensation packages are competitive. Such information is obtained from the Mercer Human Resource Consulting annual Canadian oil and gas industry salaries and benefits survey which is prepared by independent consultants who regularly review compensation practices in Canada.

        The foregoing report is respectfully submitted to Unitholders by the Compensation Committee:

  John A. Brussa
  M. Bruce Chernoff
  Hector J. McFadyen

EXECUTIVE COMPENSATION

Summary Compensation Table

        Harvest Operations Corp. currently has four executive officers, three of whom received annual salaries of $120,000, $100,000 and $100,000, respectively, for the calendar years ending December 31, 2002 and December 31, 2003. All officers have received and also are eligible to receive rights to purchase Trust Units in the future in accordance with the Trust's Unit Incentive Plan.

        The following table sets forth information concerning the compensation paid to the President of Harvest Operations Corp. and the other two officers of Harvest Operations Corp. who received compensation in excess of $100,000 during the year ended December 31, 2003 (collectively, the "Named Executive Officers").

Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Under Rights Granted (#)	All Other Compensation ($)
Jacob Roorda(1) President	2003 2002	120,000 50,000	112,560 Nil	16,956 6,699	Nil 175,000	Nil Nil
J.A. Ralston(3) Vice President, Operations	2003 2002	100,000 45,834	112,560 Nil	14,744 4,583	Nil 175,000	Nil Nil
David M. Fisher(4) Vice President, Finance	2003 2002	100,000 20,833	70,350 Nil	14,744 2,083	Nil 125,000	Nil Nil

Notes:

(1)
Mr. Roorda was appointed the President of Harvest Operations Corp. on August 1, 2002.

(2)
Harvest Operations Corp. did not commence active business until July, 2002. Prior to Mr. Roorda's appointment, Mr. Chernoff was the President of Harvest Operations Corp. Mr. Chernoff did not receive any compensation, including rights under the Trust's Unit Incentive Plan, for acting as President of Harvest Operations Corp.

(3)
Mr. Ralston was appointed Vice President, Operations of Harvest Operations Corp. on August 1, 2002.

(4)
Mr. Fisher was appointed Vice President, Finance of Harvest Operations Corp. on October 7, 2002.

Incentive Rights Granted

        The following table sets forth the details with respect to all Incentive Rights granted to the Named Executive Officers during the fiscal year ended December 31, 2003.

Name	Securities Under Rights	% of Total Rights Granted to Employees in Financial Year	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Rights on the Date of Grant ($/Security)	Expiration Date
Jacob Roorda	Nil	N/A	N/A	N/A	N/A
J.A. Ralston	Nil	N/A	N/A	N/A	N/A
David M. Fisher	Nil	N/A	N/A	N/A	N/A

        The following table sets forth with respect to the Named Executive Officers, the number of Incentive Rights exercised, the number of unexercised Incentive Rights and the value of in-the-money Incentive Rights based upon the closing price of the Trust Units of $14.07 on December 31, 2003.

Name	Securities acquired on exercise (#)	Aggregate Value Realized ($)	Unexercised unit rights at year-end (#) exerciseable/unexercisable	Value of unexercised in-the-money unit rights at year-end(1) ($) exerciseable/unexercisable
Jacob Roorda	Nil	N/A	43,750 / 131,250	370,563 / 1,111,687
J.A. Ralston	Nil	N/A	43,750 / 131,250	370,563 / 1,111,687
David M. Fisher	Nil	N/A	31,250 / 93,750	264,688 / 794,062

Note:

(1)
Based on the difference between the closing price of $14.07 per Trust Unit on the TSX on December 31, 2003 and the grant price of the Incentive Right less distributions per Trust Unit paid after the date the Incentive Right was granted multiplied by the number of Trust Units under the Incentive Right.

REMUNERATION OF DIRECTORS

        Each of the directors of Harvest Operations Corp. are paid an annual retainer of $10,000, $500 for each board meeting attended, $500 for each committee meeting attended if on a different date than the date that a board meeting is held and are entitled to reimbursement for expenses incurred in carrying out their duties as directors. Each director can elect to take his remuneration in the form of cash or, subject to the approval of the Directors and Officers Compensation Plan, a deferred grant of Trust Units. The directors are also entitled to participate in the Trust's Unit Incentive Plan and, subject to the approval of the Unit Award Plan, to participate in the Unit Award Plan.

EMPLOYMENT CONTRACTS

        Harvest Operations Corp. has not entered into employment agreements with any of its officers or senior employees. However, Harvest Operations Corp. intends to enter into employment agreements with each of its senior officers and such agreements are expected to contain industry standard severance and change of control provisions.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS AND OTHERS

        At no time since incorporation has there been any indebtedness of any director or officer of Harvest Operations Corp., or any associate of any such director or officer, to Harvest Operations Corp. or the Trust or to any other entity which is, or at any time since the beginning of the most recently completed financial period has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Harvest Operations Corp. or the Trust.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

        There are no material interests, direct or indirect, of insiders of the Trust, proposed nominees for election as directors, or any associate or affiliate of such insiders or nominees since January 1, 2003, or in any proposed transaction which is materially affected or would materially affect the Trust or any of its subsidiaries except as set forth below.

        On January 24, 2003 Caribou Capital Corp., a corporation controlled by M. Bruce Chernoff (a director and Chairman of Harvest Operations Corp.), exercised warrants to purchase 150,000 trust units for proceeds of $150,000. The warrants were granted in respect of debt financing provided by Caribou Capital Corporation to the Trust in 2002.

        On February 4, 2003, Mr. Chernoff, Jacob Roorda (the President of Harvest Operations Corp.) and John Brussa (a director of Harvest Operations Corp.) acquired 167,750, 10,000 and 1,500 special common share purchase warrants of the Trust ("Special Warrants"), respectively, at a price of $10.00 per Special Warrant. Such Special Warrants were issued as part of the offering of 1,500,000 Special Warrants by the Trust. The Special Warrants which were purchased by the individuals described above were acquired on the same terms that all other Special Warrants were purchased.

        On July 28, 2003, the Trust entered into equity bridge notes ("Equity Bridge Notes") with Mr. Chernoff and Caribou Capital Corp., a company controlled by Mr. Chernoff, which provided for advances of up to $40,000,000 to the Trust to assist in connection with the acquisition by Harvest Operations Corp. of certain oil and gas properties. On

July 29, 2003, the Trust received $11,000,000 in advances pursuant to the Equity Bridge Notes to fund the deposit relating to the purchase of such properties. On September 29, 2003, the Trust amended the Equity Bridge Notes to allow advances to be used to pay out Harvest Operations Corp.'s then existing credit facility and entered into bridge notes (the "Bridge Notes") with Mr. Chernoff and Caribou Capital Corp. providing for advances of up to $30,000,000 to the Trust to assist with the payout of Harvest Operations Corp.'s then existing credit facility and to assist in connection with the acquisition by Harvest Operations Corp. of certain oil and gas properties. On September 29, 2003, the Trust received additional advances under the Equity Bridge Notes in the amount of $22,500,000 and also received advances of $25,000,000 under the Bridge Notes. These amounts were advanced by the Trust to Harvest Operations Corp. on September 30, 2003, and used to payout, in part, the approximately $48,100,000 owing under Harvest Operation Corp.'s then existing credit facility. On October 1, 2003, the $11,000,000 deposit with respect to the properties was refunded and this amount was used to partially repay $11,000,000 of principal in respect of the Bridge Notes. On October 16, 2003, the Corporation repaid $8,500,000 of the Equity Bridge Notes and approximately $14,000,000 was used to repay in full the Bridge Notes. On January 2, 2004 the Trust paid $665,068 in accrued interest in respect of equity bridge principal outstanding during the fourth quarter of 2003. On January 26 and 29, 2004 the Trust repaid the remaining $25,000,000 of equity bridge principal amounts outstanding and paid $185,232 of interest accrued since December 31, 2003.

        On October 16, 2003, David M. Fisher (the Vice President, Finance of Harvest Operations Corp.) and certain family trusts for which Mr. Fisher is the executor and administrator acquired 20,250 Trust Units at a price of $12.00 per Trust Unit. Such Trust Units were issued as part of the October 7, 2003 offering in which a total of 4,312,500 Trust Units were issued by the Trust. The Trust Units which were purchased by Mr. Fisher and the family trusts were acquired on the same terms that all other Trust Units were acquired under the October 7, 2003 offering.

        On January 29, 2004, Mr. Chernoff acquired $4,500,000 principal amount of 9% Convertible Unsecured Subordinated Debentures (the "Debentures") at a price of $1,000 per Debenture. The Debentures acquired were issued as part of the January 21, 2004 Debenture offering in which a total of $60,000,000 principal amount of Debentures were issued by the Trust. The Debentures purchased by Mr. Chernoff were acquired on the same terms and conditions as all other Debentures issued under the January 21, 2004 offering.

INTEREST OF CERTAIN PERSONS AND COMPANIES IN MATTERS TO BE ACTED UPON

        Harvest Management is not aware of any material interest of any director, senior officer or nominee for director of Harvest Operations Corp., or of any associate or affiliate of any of the foregoing, in respect of any matter to be acted on at the Meeting except as disclosed herein.

OTHER MATTERS

        Harvest Management knows of no amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice of Annual and Special Meeting; however, if any other matter properly comes before the Meeting, the accompanying proxy will be voted on such matter in accordance with the best judgment of the person or persons voting the proxy.

APPROVAL AND CERTIFICATION

        The contents and sending of this Information Circular — Proxy Statement has been approved by the Board of Directors of Harvest Operations Corp. on behalf of the Trust.

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

        DATED May 12, 2004.

HARVEST ENERGY TRUST
By: Harvest Operations Corp.

(signed) JACOB ROORDA, P. ENG. President	(signed) DAVID M. FISHER, C.A. Vice President, Finance

SCHEDULE "A"

UNIT AWARD INCENTIVE PLAN

        The Board of Directors of Harvest Operations Corp. (the "Corporation") has adopted this Unit Award Incentive Plan (the "Plan") for Harvest Energy Trust (the "Trust") governing the issuance of Units (as defined herein) of the Trust to directors, officers, employees and consultants of the Trust and the Trust Affiliates (as defined herein).

1.     Purposes

        The principal purposes of the Plan are as follows:

  (a)
  to retain and attract qualified directors, officers, employees and other service providers that the Trust and the Trust Affiliates require;

  (b)
  to promote a proprietary interest in the Trust by such directors, officers, employees and service providers and to encourage such individuals to remain in the employ of the Trust and the Trust Affiliates and put forth maximum efforts for the success of the business of the Trust; and

  (c)
  to focus management of the Trust and the Trust Affiliates on operating and financial performance and total long-term Unitholder return.

2.     Definitions

        As used in this Plan, the following words and phrases shall have the meanings indicated:

  (a)
  "Adjustment Ratio" means, with respect to any Unit Award, the ratio used to adjust the number of Units to be issued on the applicable Issue Date(s) pertaining to such Unit Award determined in accordance with the terms of the Plan; and, in respect of each Unit Award, the Adjustment Ratio shall initially be equal to one, and shall be cumulatively adjusted thereafter by increasing the Adjustment Ratio on each Distribution Payment Date by an amount, rounded to the nearest five decimal places, equal to a fraction having as its numerator the Distribution, expressed as an amount per Unit, paid on that Distribution Payment Date multiplied by the Adjustment Ratio immediately prior to the Distribution Payment Date, and having as its denominator of the Fair Market Value of the Units immediately preceding that Distribution Payment Date;

  (b)
  "Board" means the board of directors of the Corporation as it may be constituted from time to time;

  (c)
  "Change of Control" means:

  (i)
  a successful take over-bid;

  (ii)
  any change in the beneficial ownership or control of the outstanding securities or other interests which results in:

  (A)
  a person or group of persons "acting jointly or in concert" (as defined in the Securities Act (Alberta), as amended from time to time), or

  (B)
  an "affiliate" or "associate" (each as defined in the Securities Act (Alberta), as amended from time to time) of such person or group of persons,

      holding, owning or controlling, directly or indirectly, more than 50% of the outstanding voting securities or interests of the Trust, other than as a result of a transaction or series of transactions approved by the Incumbent Directors unless such holding, owning or controlling, exceeds 50% of the outstanding voting securities or interests of the Trust,

    (iii)
    Incumbent Directors no longer constituting a majority of the Board,

    (iv)
    the sale, lease or transfer of all or substantially all of the directly or indirectly held assets of the Trust to any other person or persons (other than pursuant to an internal reorganization), or

    (v)
    any determination by a majority of the Board that a Change of Control has occurred or is about to occur and any such determination shall be binding and conclusive for all purposes of the Plan;

  (d)
  "Committee" has the meaning set forth in Section 3 hereof provided that if the Compensation Committee or another committee is not appointed or authorized to administer the Plan by the Board, all references in the Plan to the Committee will be deemed to be references to the Board;

  (e)
  "Consultant" means a person or company, other than an employee, senior officer or director of the Trust that:

  (i)
  is engaged to provide services to the Trust or a Trust Affiliate;

  (ii)
  provides the services under a written contract with the Trust or a Trust Affiliate; and

  (iii)
  spends or will spend a significant amount of time and attention on the affairs and business of the Trust or a Trust Affiliate;

    and includes, for an individual consultant, a company of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner;

  (f)
  "Disability" in respect of a Grantee means that such Grantee is receiving benefits under any long term disability plan of the Corporation or a Trust Affiliate;

  (g)
  "Distribution" means a distribution paid by the Trust in respect of the Units, expressed as an amount per Unit;

  (h)
  "Distribution Payment Date" means any date that a Distribution is distributed to Unitholders;

  (i)
  "Distribution Record Date" means the applicable record date in respect of any Distribution used to determine the Unitholders entitled to receive such Distribution;

  (j)
  "Exchange" means the Toronto Stock Exchange or such other stock exchange on which the Units are then listed and posted for trading from time to time;

  (k)
  "Fair Market Value" with respect to a Unit, means the arithmetic average of the daily volume weighted average trading prices of the Units on the Toronto Stock Exchange for the trading days in the Trading Period on which at least a board lot of Units is traded, appropriately adjusted for certain capital changes (including Unit subdivisions, Unit consolidations, certain rights offerings and certain distributions).

  (l)
  "Grantee" has the meaning set forth in Section 4 hereof;

  (m)
  "Incumbent Directors" means any member of the Board who was a member of the Board at the effective date of the Plan and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the Board, including a majority of the Incumbent Directors then on the Board, prior to the occurrence of the transaction, transactions, elections or appointments giving rise to a Change of Control;

  (n)
  "Issue Date" means, with respect to any Unit Award, the date upon which Units awarded thereunder shall be issued to the Grantee of such Unit Award;

  (o)
  "Peer Comparison Group" means, generally, comparable public Canadian oil and gas issuers that are competitors of the Trust and which shall be determined from time to time by the Committee;

  (p)
  "Retirement" shall have such meaning as the Committee or the Board shall determine from time to time but, for greater certainty, shall not include any of the events described in paragraphs 6(d)(i), (ii), (iii) or (v);

  (q)
  "Service Provider" has the meaning set forth in Section 4 hereof;

  (r)
  "Settlement Amount" has the meaning set forth in Section 6(c) hereof;

  (s)
  "takeover bid" means a "take-over bid" as defined in the Securities Act (Alberta), as amended from time to time, pursuant to which the "offeror" would as a result of such take-over bid, if successful, beneficially own, directly or indirectly, in excess of 50% of the outstanding Units;

  (t)
  "Total Unitholder Return" means, with respect to any period, the total return to Unitholders on the Units calculated using cumulative distributions on a reinvested basis and the change in the trading price of the Units on the Exchange over such period;

  (u)
  "Trading Period" means the period commencing on the second business day after the Distribution Record Date and ending on the second business day immediately prior to the Distribution Payment Date. Such period will not include more than 20 trading days and the last trading day of the period will be the second business day prior to the Distribution Payment Date.

  (v)
  "Trust Affiliate" means a corporation, partnership or trust that is affiliated with the Corporation or the Trust (within the meaning of the Securities Act (Alberta), and for the purpose of this definition, a corporation, partnership or trust is affiliated with another corporation, partnership or trust if it directly or indirectly controls or is directly or indirectly controlled by that other corporation, partnership or trust through the ownership of securities;

  (w)
  "Unit Award" means an award of Units under the Plan, which Units shall be issued on the Issue Date(s) determined in accordance with Section 6(b)(i) hereof, subject to adjustment pursuant to the provisions of such Section 6(b)(i);

  (x)
  "Unit Award Agreement" has the meaning set forth in Section 6 hereof;

  (y)
  "Unitholder" means a holder of Units; and

  (z)
  "Units" means trust units of the Trust.

3.     Administration

        The Plan shall be administered by the Compensation Committee of the Board or such other committee as the Board considers appropriate (the "Committee").

        The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation:

  (a)
  the authority to determine Unit Awards;

  (b)
  to determine the Fair Market Value of the Units on any date;

  (c)
  to determine the Service Providers to whom, and the time or times at which Unit Awards shall be granted;

  (d)
  to determine the number of Units to be covered by each Unit Award;

  (e)
  to determine the Peer Comparison Group at any time;

  (f)
  to prescribe, amend and rescind rules and regulations relating to the Plan;

  (g)
  to interpret the Plan;

  (h)
  to determine the terms and provisions of Unit Award Agreements (which need not be identical) entered into in connection with Unit Awards; and

  (i)
  to make all other determinations deemed necessary or advisable for the administration of the Plan.

        The determinations of the Committee shall be subject to review and approval by the Board. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

        For greater certainty and without limiting the discretion conferred on the Committee pursuant to this Section, the Committee's determination to approve the grant of a Unit Award in any year shall not require the Committee to make a determination to approve the grant of a Unit Award to any Service Provider in any other year; nor shall the Committee's decision with respect to the size or terms and conditions of a Unit Award in any year require it to make a determination to approve the grant of a Unit Award of the same or similar size or with the same or similar terms and conditions to any Service Provider in any other year. The Committee shall not be precluded from make a determination to approve the grant of a Unit Award to any Service Provider solely because such Service Provider may previously have been granted a Unit Award under this Plan or any other similar compensation arrangement of the Trust or a Trust Affiliate. No Service Provider has any claim or right to be granted a Unit Award

4.     Eligibility and Award Determination

        Unit Awards may be granted only to persons, firms or corporations who are full-time employees, senior officers, directors or Consultants of the Trust or any Trust Affiliates (collectively, "Service Providers"); provided, however, that the participation of a Service Provider in the Plan is voluntary. In determining the Service Providers to whom Unit Awards may be granted ("Grantees") and the number of Units to be covered by each Unit Award, the Committee may take into account such factors as it shall determine in its absolute discretion including, if so determined by the Committee, any one or more of the following factors:

  (a)
  compensation data for comparable benchmark positions among the Peer Comparison Group;

  (b)
  the duties and seniority of the Grantee;

  (c)
  performance measures of the Trust compared with similar performance measures of members of the Peer Comparison Group for the most recently completed fiscal year;

  (d)
  the individual contributions and potential contributions of the Grantee to the success of the Trust;

  (e)
  any cash bonus payments paid or to be paid to the Grantee in respect of his or her individual contributions and potential contributions to the success of the Trust;

  (f)
  the Fair Market Value or current market price of the Units at the time of such Unit Award; and

  (g)
  such other factors as the Committee shall deem relevant in its sole discretion in connection with accomplishing the purposes of the Plan.

5.     Reservation of Units

        Subject to Section 6(f) of the Plan, the number of Units reserved for issuance from time to time pursuant to Unit Awards shall not exceed 150,000.

6.     Terms and Conditions of Unit Awards

        Each Unit Award granted under the Plan shall be subject to the terms and conditions of the Plan and evidenced by a written agreement between the Trust and the Grantee (a "Unit Award Agreement"), which agreement shall comply with, and be subject to, the requirements of the Exchange and the following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Plan as the Committee or the Board, in its discretion, shall establish):

  (a)
  Number and Type of Units — The Committee shall determine the number of Units to be awarded to a Grantee pursuant to the Unit Award in accordance with the provisions set forth in Section 4 of the Plan; provided, however, that no one Service Provider may be granted any Unit Award if such grant could result, at any time, in (i) the number of Trust Units reserved for issuance pursuant to issuances under the Plan in respect of Trust Units granted to insiders of the Trust exceeding 10% of the aggregate issued and outstanding Trust Units, (ii) the issuance to insiders of the Trust pursuant to the Plan and all other established or proposed share compensation arrangements, within a one year period, of a number of Trust Units exceeding 10% of the aggregate issued (as defined by the Toronto Stock Exchange Company Manual) and outstanding Trust Units, (iii) the issuance pursuant to the Plan and all other established or proposed share compensation arrangements to any one insider of the Trust, or such insider's associates, within a one year period, of a number of Trust Units exceeding 5% of the aggregate issued and outstanding Trust Units, or (iv) the issuance pursuant to the Plan to any one person of a number of Trust Units exceeding 5% of the aggregate issued and outstanding Trust Units.

  (b)
  Issue Dates and Adjustment of Unit Awards

  (i)
  Subject to Section 6(d) hereunder, with respect to any Unit Award, the Issue Dates for the issuance of Units thereunder shall be as follows:

  (A)
  as to one-fourth of the Units awarded pursuant to such Unit Award, on the first anniversary of the date of the Unit Award;

  (B)
  as to one-fourth of the Units awarded pursuant to such Unit Award, on the second anniversary of the date of the Unit Award;

  (C)
  as to one-fourth of the Units awarded pursuant to such Unit Award, on the third anniversary of the date of the Unit Award; and

  (D)
  as to the remaining one-fourth of the Units awarded pursuant to such Unit Award, on the fourth anniversary of the date of the Unit Award;

      provided, however, that:

        (I)
        in the event of any Change of Control prior to the Issue Dates determined in accordance with the above provisions of this Section 6(b)(i), the Issue Date for all Units awarded pursuant to such Unit Award that have not yet been issued as of such time shall be the earlier of (i) the next applicable Issue Date determined in accordance with the above provisions, and (ii) the date which is immediately prior to the date upon which a Change of Control is completed; and

        (II)
        immediately prior to each Issue Date, the number of Units to be issued on such Issue Date shall be adjusted by multiplying such number by the Adjustment Ratio applicable in respect of such Unit Award.

        Notwithstanding any other provision of this Plan, but subject to the limits described in Sections 5 and 6(a) hereof and any other applicable requirements of the Exchange or other regulatory authority, the Board hereby reserves the right to make any additional adjustments to the number of Units to be issued pursuant to any Performance Award if, in the sole discretion of the Board, such adjustments are appropriate in the circumstances having regard to the principal purposes of the Plan.

    (ii)
    Notwithstanding any other provision of this Plan, the Board may, in its sole discretion, accelerate the Issue Date for all or any Unit Awards at any time and from time to time.

  (c)
  Surrender of Units — At any time when the Units are listed and posted for trading on the Exchange, a Grantee may elect on any Issue Date pertaining to a Unit Award, subject to the consent of the Board, that the Trust pay an amount in cash equal to the aggregate current market value of the Units (as adjusted in accordance with the relevant provisions set forth in Section 6(b) and based on the closing price of the Units on the Exchange on the trading day immediately preceding such Issue Date) (the "Settlement Amount") in consideration for the surrender by the Grantee to the Trust of the right to receive Units under such Unit Award. Following such election and the acceptance thereof by the Trust, the Trust shall cause a cheque to be issued payable to the Grantee (or as the Grantee may direct) in the Settlement Amount (subject to Section 7 hereof) and sent by pre-paid mail or delivered to the Grantee. The Trust and the Grantee may also agree that all or a portion of the Settlement Amount may be satisfied in whole or in part in Units in which case the number of Units that are issuable to the Grantee on the Issue Date shall be acquired by the Corporation on the Exchange or from the Trust, as an issuance of treasury Units, or a combination thereof; provided, however, that the aggregate number of Units that may be so acquired on the Exchange within any 12 month period shall not exceed 5% of the outstanding Units as at the beginning of such period and within any 30 day period shall not exceed 2% of the issued and outstanding Units at the beginning of such period and such purchases on the Exchange shall also be subject to any other applicable rules and requirements of the Exchange. The Corporation shall be entitled to withhold from the Settlement Amount all amounts as may be required by law and in the manner contemplated by Section 7 hereof.

  (d)
  Termination of Relationship as Service Provider — Unless otherwise provided in a Unit Award Agreement pertaining to a particular Unit Award or any written employment agreement governing a Grantee's role as a Service Provider, the following provisions shall apply in the event that a Grantee ceases to be a Service Provider:

  (i)
  Termination for cause — If a Grantee ceases to be a Service Provider as a result of termination for cause, effective as of the date notice is given to the Grantee of such termination, all outstanding Unit Award Agreements under which Unit Awards have been made to such Grantee shall be terminated and all rights to receive Units thereunder shall be forfeited by the Grantee.

  (ii)
  Termination not for cause — If a Grantee ceases to be a Service Provider as a result of being terminated other than a termination for cause, effective as of the last day of any notice period applicable in respect of such termination, all outstanding Unit Award Agreements under which Unit Awards have been made to such Grantee shall be terminated and all rights to receive Units thereunder shall be forfeited by the Grantee, unless otherwise approved by the Board.

  (iii)
  Disability or Voluntary Resignation — If a Grantee voluntarily ceases to be a Service Provider for any reason other than such Grantee's Retirement or death, effective as of the later of: (A) last day of any notice period applicable in respect of such voluntary resignation; or (B) the date which is thirty

      (30) days after the date that the Grantee ceases t be a Service Provider, all outstanding Unit Award Agreements under which Unit Awards have been made to such Grantee shall be terminated; and all rights to receive Units thereunder shall be forfeited by the Grantee provided, however, that notwithstanding the foregoing, the right to receive Units under a Unit Award shall not be affected by a change of employment or term of office or appointment within or among the Trust or a Trust Affiliate so long as the Grantee continues to be a Service Provider.

    (iv)
    Retirement — If a Grantee ceases to be a Service Provider as a result of such Grantee's Retirement, the Issue Date for all Units awarded to such Grantee under any outstanding Unit Award Agreements shall be as of the date such Grantee ceases to be a Service Provider as a result of such Grantee's Retirement.

    (v)
    Death — If a Grantee ceases to be a Service Provider as a result of such Grantee's death, the Issue Date for all Units awarded to such Grantee under any outstanding Unit Award Agreements shall be as of the date of such Grantee's death.

  (e)
  Rights as a Unitholder — Until the Units granted pursuant to any Unit Award have been issued in accordance with the terms of the Plan, the Grantee to whom such Unit Award has been made shall not possess any incidents of ownership of such Units including, for greater certainty and without limitation, the right to receive Distributions on such Units and the right to exercise voting rights in respect of such Units. Such Grantee shall only be considered a Unitholder in respect of such Units when such issuance has been entered upon the records of the duly authorized transfer agent of the Trust.

  (f)
  Effect of Certain Changes — In the event:

  (i)
  of any change in the Units through subdivision, consolidation, reclassification, amalgamation, merger or otherwise;

  (ii)
  that any rights are granted to Unitholders to purchase Units at prices substantially below Fair Market Value; or

  (iii)
  that, as a result of any recapitalization, merger, consolidation or other transaction, the Units are converted into or exchangeable for any other securities;

    then, in any such case, the Board may make such adjustments to the Plan, to any Unit Awards and to any Unit Award Agreements outstanding under the Plan as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Grantees hereunder.

7.     Withholding Taxes

        When a Grantee or other person becomes entitled to receive Units under, or any Settlement Amount in respect of any Unit Award Agreement, the Trust shall have the right to require the Grantee or such other person to remit to the Trust an amount sufficient to satisfy any withholding tax requirements relating thereto. Unless otherwise prohibited by the Committee or by applicable law, satisfaction of the withholding tax obligation may be accomplished by any of the following methods or by a combination of such methods:

  (a)
  the tendering by the Grantee of cash payment to the Trust in an amount less than or equal to the total withholding tax obligation; or

  (b)
  the withholding by the Corporation or the Trust, as the case may be, from the Units otherwise due to the Grantee such number of Units having a Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation; or

  (c)
  the withholding by the Corporation or the Trust, as the case may be, from any cash payment otherwise due to the Grantee such amount of cash as is less than or equal to the amount of the total withholding tax obligation;

  provided, however, that the sum of any cash so paid or withheld and the Fair Market Value of any Units so withheld is sufficient to satisfy the total withholding tax obligation.

8.     Non-Transferability

        Subject to Section 6(d)(v), the right to receive Units pursuant to a Unit Award granted to a Service Provider may only be exercised by such Service Provider personally. Except as otherwise provided in this Plan, no assignment, sale, transfer, pledge or charge of a Unit Award, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Unit Award whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such Unit Award shall terminate and be of no further force or effect.

9.     Amendment and Termination of Plan

        The Corporation retains the right to amend from time to time or to terminate the terms and conditions of the Plan by resolution of the Board. Any amendments shall be subject to the prior consent of any applicable regulatory bodies, including the Exchange. Any amendment to the Plan shall take effect only with respect to Unit Awards granted after the effective date of such amendment, provided that it may apply to any outstanding Unit Awards with the mutual consent of the Corporation and the Service Providers to whom such Unit Awards have been made.

10.   Effective Date

        The Plan shall take effect on May 12, 2004, upon the acceptance of the Plan by the Exchange and any other relevant regulatory authority and receipt of the approval of Unitholders.

11.   Miscellaneous

  (a)
  Effect of Headings — The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

  (b)
  Compliance with Legal Requirements — The Trust shall not be obliged to issue any Units if such issuance would violate any law or regulation or any rule of any government authority or stock exchange. The Corporation, in its sole discretion, may postpone the issuance or delivery of Units under any Unit Award as the Board may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Units in compliance with applicable laws, rules and regulations. The Trust shall not be required to qualify for resale pursuant to a prospectus or similar document any Units awarded under the Plan, provided that, if required, the Trust shall notify the Exchange and any other appropriate regulatory bodies in Canada of the existence of the Plan and the granting of Unit Awards hereunder in accordance with any such requirements.

  (c)
  No Right to Continued Employment — Nothing in the Plan or in any Unit Award Agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Trust or any Trust Affiliates, to be entitled to any remuneration or benefits not set forth in the Plan or a Unit Award Agreement or to interfere with or limit in any way the right of the Trust or any Trust Affiliate to terminate Grantee's employment or service arrangement with the Trust or any Trust Affiliate.

  (d)
  Ceasing to be a Trust Affiliate — Except as otherwise provided in this Plan, Unit Awards granted under this Plan shall not be affected by any change in the relationship between or ownership of the Corporation and a Trust Affiliate. For greater certainty, all Unit Awards remain valid and exercisable in accordance with the terms and conditions of this Plan and are not affected by reason only that, at any time, any corporation, partnership or trust ceases to be a Trust Affiliate.

  (e)
  Expenses — All expenses in connection with the Plan shall be borne by the Trust.

12.   Governing Law

        The Plan shall be governed by and construed in accordance with the laws in force in the Province of Alberta.

SCHEDULE "B"

DIRECTORS AND OFFICERS COMPENSATION PLAN

1.     Purpose of Plan

        The directors and officers compensation plan (the "Plan") of Harvest Operations Corp. (the "Corporation") is intended to provide effective incentives for the directors and officers of the Corporation to promote the success and business of Harvest Energy Trust (the "Trust") and to reward such the directors and officers of the Corporation in relation to the long-term performance and growth of the Trust by encouraging ownership of trust units ("Trust Units") of the Trust.

2.     Components of Plan

        The Plan consists of two components as follows:

  (a)
  a deferred grant to each director of the Corporation of such number of Trust Units per calendar year which is approved by the Board of Directors of the Corporation (the "Board of Directors") from time to time; and

  (b)
  a deferred grant to such officers of the Corporation whom are approved by the Board of Directors of such number of Trust Units per calendar year as is approved by the Board of Directors.

3.     Form of Payment

        Compensation payable pursuant to the Plan will be payable in the form of a deferred grant of Trust Units.

4.     Issue of Trust Units

        Trust Units which a director or officer is entitled to receive pursuant to the Plan will not be issued until the director or officer has delivered to the Corporation an exercise election in writing that the Trust Units be issued together with payment to the Trust in the amount of $1.00.

        A director or officer will not be entitled to elect to be issued any of the Trust Units which he or she has been granted until a period of three years has passed since the date of grant of such Trust Units or until the director or officer ceases to be a director or officer of the Corporation, whichever is earlier. Upon a director or officer ceasing to be a director or officer of the Corporation, such director or officer shall be required to elect whether he or she will be issued all or any portion of the Trust Units which have been granted to him or her (and to deliver payment for all of such Trust Units to be issued).

        A director or officer shall have no right to receive Trust Units granted to him or her which have not been issued on the date that is five years following the date of grant.

        In the event that Trust Units are to be issued to a director or officer as foresaid, the director or officer shall be required to either pay to the Corporation the amount of statutory withholdings required to be remitted by the Corporation in respect of the subject issuance or to irrevocably authorize the Corporation to sell on the market or otherwise such number of Trust Units as are necessary for the Corporation to remit such statutory withholdings.

5.     Election

        Notwithstanding Section 3 of this Plan, each director or officer who is eligible to receive a deferred grant of Trust Units pursuant to the Plan has the right to elect in writing, prior to the grant to him or her of a deferred grant of Trust Units in any year, that the Trust Units to be issued to him or her under the Plan will be issued on December 31 of the year in which such grant of Trust Units is made to him or her.

        In the event that Trust Units are to be issued to a director or officer as foresaid, the director or officer shall be required to either pay to the Corporation the amount of statutory withholdings required to be remitted by the Corporation in respect of the subject issuance or to irrevocably authorize the Corporation to sell on the market or otherwise such number of Trust Units as are necessary for the Corporation to remit such statutory withholdings.

6.     Adjustment of Number of Trust Units

        The number of Trust Units which are issuable to a director or officer pursuant to a deferred grant of Trust Units shall be increased on each the record date in respect of a cash distribution to be paid to holders of Trust Units of the Trust by an amount equal to the product of the number of the Trust Units which remain issuable and the fraction which has as its numerator the cash distribution paid, expressed as an amount per Trust Unit multiplied by the Trust Units issuable to such director or officer immediately prior to the record date for such cash distribution and which has as its denominator the weighted average trading price of Trust Units on the Toronto Stock Exchange for the trading period commencing on the second business day after the distribution record date and ending on the second business day immediately prior to the distribution payment date.

7.     Grant of Trust Units

        Compensation paid to a director or officer pursuant to the Plan in the form of a deferred grant of Trust Units will be evidenced by an agreement between the Corporation and the director or officer in a form which is approved by the Board of Directors from time to time.

8.     Trust Units Subject to the Plan and Other Restrictions

        The total number of Trust Units issuable pursuant to the Plan shall not exceed 100,000 of which the total number of Trust Units issuable pursuant to the Plan to directors of the Corporation shall not exceed 100,000 and of which the total number of Trust Units issuable pursuant to the Plan to officers of the Corporation shall not exceed 100,000. No Trust Units may be issued to a director or officer under the Plan if such issuance could result, at any time, in (i) the number of Trust Units reserved for issuance pursuant to issuances under the Plan in respect of Trust Units granted to insiders of the Trust exceeding 10% of the aggregate issued and outstanding Trust Units, (ii) the issuance to insiders of the Trust pursuant to the Plan and all other established or proposed share compensation arrangements (as defined in the Toronto Stock Exchange Company Manual), within a one year period, of a number of Trust Units exceeding 10% of the aggregate issued and outstanding Trust Units, (iii) the issuance pursuant to the Plan and all other established or proposed share compensation arrangements (as defined in the Toronto Stock Exchange Company Manual) to any one insider of the Trust, or such insider's associates, within a one year period, of a number of Trust Units exceeding 5% of the aggregate issued and outstanding Trust Units, or (iv) the issuance pursuant to the Plan to any one person of a number of Trust Units exceeding 5% of the aggregate issued and outstanding Trust Units.

9.     Eligibility and Determination

        The Trust Units issuable under the Plan pursuant to deferred grants of Trust Units are reserved for directors or officers of the Corporation.

10.   No Fractional Shares

        No fractional Trust Units may be issued under the Plan and any entitlement hereunder to a fractional Common Share will be rounded down and no amount of money will be payable by the Corporation in respect of such fractional interest.

11.   Non-Transferability

        The right to receive a deferred grant of Trust Units under the Plan may only be exercised by the director or officer to whom the grant has been made. Except as otherwise provided in this Plan or in an agreement providing for a deferred grant of Trust Units pursuant to the Plan, no assignment, sale, transfer, pledge or charge of a grant, whether voluntary, involuntary, by operation of law or otherwise, vest any interest or right in such grant whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such grant shall terminate and be of no further force or effect.

12.   Administration

        The Plan shall be administered by the Compensation Committee of the Board of Directors of the Trust. The Trust shall effect the deferred grant of Trust Units from time to time under the Plan in accordance with the determinations made as to the number of Trust Units to be granted and the date of grant as provided for under the Plan.

13.   Regulation

        The Trust's obligation to issue and deliver Trust Units under the Plan is subject to compliance with all government and stock exchange regulations and requirements.

B-2

14.   Capital Reorganizations

        If and whenever there shall be a capital reorganization of the Trust such as a Trust Unit subdivision, consolidation, reclassification, change or exchange of the Trust Units, including as a result of any merger, arrangement, amalgamation or business combination with any other corporation or entity, the entitlement to Trust Units of any director or officer for any applicable year, or portion thereof, shall be adjusted to take into account such capital reorganization.

15.   Effective Date

        Subject to the receipt of all regulatory approvals including, without limitation, the approval of the Toronto Stock Exchange and subject to the receipt of approval of holders of Trust Units, the Plan will be effective on December 15, 2003 in respect of deferred grants to officers of the Corporation and effective on January 1, 2004 in respect of grants to directors of the Corporation and shall remain in effect until such time as the Board of Directors amends or cancels the Plan which may occur at any time but not with retroactive effect. Any amendment to the Plan will be subject to the receipt of all regulatory approvals.

B-3

QuickLinks

  Exhibit 4.2
HARVEST ENERGY TRUST INFORMATION CIRCULAR — PROXY STATEMENT FOR THE ANNUAL AND SPECIAL MEETING OF UNITHOLDERS TO BE HELD ON TUESDAY, JUNE 22, 2004
HARVEST ENERGY TRUST By: Harvest Operations Corp.
SCHEDULE "A" UNIT AWARD INCENTIVE PLAN
SCHEDULE "B" DIRECTORS AND OFFICERS COMPENSATION PLAN